Exhibit 5.2

May 2, 2024

The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia, 30313

Re:	Post-Effective Amendment to Registration Statement on Form S-8 for Shares of Common Stock, par value $0.25 per share, of The Coca-Cola Company

Ladies and Gentlemen:

We have assisted in the preparation of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement No. 333-195553 on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) by The Coca-Cola Company, a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Securities Act”). The Post-Effective Amendment reflects that (i) 240,000,000 shares of common stock, par value $0.25 per share, of the Company (“Common Stock”), which includes 240,000,000 shares of Common Stock that remained available for grant under The Coca-Cola Company 2014 Equity Plan (the “2014 Plan”), (ii) plus shares of Common Stock subject to certain awards under the 2014 Plan that may be cancelled, terminated, expire, are forfeited or lapse for any reason, (iii) plus any shares of Common Stock subject to awards made under the 2014 Plan that are settled in cash which were previously registered under the Registration Statement (such shares collectively, the “Carryover Shares”) may become available for issuance under The Coca-Cola Company 2024 Equity Plan (the “2024 Plan”), pursuant to the terms and conditions of the 2024 Plan.

We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the board of directors and stockholders of the Company, the Post-Effective Amendment, the 2024 Plan and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Carryover Shares in accordance with the 2024 Plan, to register and qualify the Carryover Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

It is understood that this opinion is to be used only in connection with the offer and sale of the Carryover Shares while the Registration Statement to which the Post-Effective Amendment relates is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Carryover Shares have been duly authorized for issuance and, when the Carryover Shares are issued and paid for in accordance with the terms and conditions of the 2024 Plan, the Carryover Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Wilmer Cutler Pickering Hale and Dorr LLP

WILMER CUTLER PICKERING HALE AND DORR LLP